Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (“Agreement”) is entered into by and among Eli Sabag (“Sabag”), Track Group, Inc. (“Track”), Sapinda Asia Limited (Sapinda), and Lars Windhorst (with Sapinda, jointly, “Windhorst”) (Collectively, “Parties”).

1. PURPOSE OF AGREEMENT

Sabag, Track, and Windhorst are entering into this Agreement for the purpose of resolving any and all issues between or among them forever, as described in this Agreement. It is the intent of the Parties that, upon full performance of this Agreement, no further legal or equitable issues will remain between or among any of them.

2. EFFECTIVE DATE

The effective date (“Effective Date”) of this Agreement shall be the date on which last signature is added to this Agreement, at which time it shall be fully enforceable.

3. BACKGROUND AND DESCRIPTION OF THE SETTLED CLAIMS

This Agreement relates to the acquisition in 2014 by SecureAlert, Inc., now Track, of all of the outstanding shares of GPS Global Tracking & Surveillance System Ltd (GPS Global) from Sabag and any and all other related agreements and documents, including but not limited: to the

Share Purchase Agreement (SPA) dated March 12, 2014 (including all “Contemplated

Transactions” contained, described or referred to in the SPA), the First Contingent Stock

Agreement, the Second Contingent Stock Agreement, the Escrow Agreement, the Loan and

Funding Agreement, the Put Option Agreement between Sabag and Windhorst dated March 16,

2014, the Loan Agreement between Sabag and Sapinda dated March 16, 2014, the Employment Agreement with Sabag dated April 1, 2014, and the Consulting Agreement with Sabag dated August 15, 2014 (Collectively the “Documents”).

Sabag contended that he was entitled to contingent shares from Track as part of an earnout provision contained in the SPA. Specifically, Sabag contended that he was entitled to Track shares for the lease or sale of GPS tracking devices which occurred as a result of qualifying contracts entered into by Track during the earnout period of April 1, 2014 to April 1, 2017. Sabag contended that, upon receipt of the Track shares, he intended to put the shares to Windhorst pursuant to the Put Option Agreement dated March 16, 2014.

Sabag contended that Track and Windhorst, individually and jointly, engaged in actions to deny him the Track shares that he should have received under the SPA and the proceeds that he would have received under the Put Option Agreement. As a result, Sabag filed a lawsuit in the Marion County Superior Court, located in Marion County, Indianapolis, Indiana, under cause number

49D14-1805-PL-017647 (“State Court Lawsuit”) asserting legal and equitable claims against Track and Windhorst. That lawsuit was dismissed, and the Parties were ordered by the Court to arbitrate the issues. Sabag thereafter filed an action with the American Arbitration Association International Centre for Dispute Resolution under case number 01-20-0003-6931 (“Arbitration”) asserting legal and equitable claims against Track and Windhorst. Track and Windhorst denied any and all liability to Sabag for his claims in the State Court Lawsuit and in the Arbitration, and they raised numerous and various defenses. That Arbitration was still pending when this Agreement was reached.

Separately, Sabag filed an action in the United States District Court of the Southern District of Indiana under case number 1:19-mc-00084-JPH-TAB, for an Order Pursuant to 28 U.S.C. § 1782 to Conduct Discovery for Use in Foreign Proceedings (“1782 Action”). Windhorst and Track challenged Sabag’s right to obtain documents in the 1782 Action. The 1782 Action was still pending when this Agreement was reached.

Separately, Sabag asserted that he was owed additional compensation, including but not limited to, severance pay, vacation pay, and employment bonus from Track pursuant to an Employment Agreement dated April 1, 2014 and/or Consulting Agreement dated August 15, 2014, between

Sabag and Track’s subsidiary Track Group International, Ltd. Sabag’s last demand was sent April 1, 2019. There were no legal proceedings filed for these employment/consultant related claims (“Employment Claims”), but Track denies that any amounts were owed to Sabag.

During the Parties’ negotiations that ultimately culminated in this Agreement, Windhorst asserted that, if Track settled with Sabag through the issuance of shares, that Windhorst would pursue unidentified claims against Track. Track is unaware of any claims or potential claims by Windhorst against Track, and Track denies any liability or potential liability to Windhorst.

This Agreement is intended to settle and resolve permanently and forever any and all claims described in this Background and Description of Settled Claims section of this Agreement, including but not limited to any claims of Sabag arising from the Documents, including but not limited to claims that were asserted by Sabag against Track and/or Windhorst in the State Lawsuit, the Arbitration, the 1782 Action, and the Employment Claims. The scope of the settlement shall include any and all asserted or existing claims, any related claims that could have been brought, and any potential claims that could be asserted as of the Effective Date of this Agreement, however they are or could be described, including but not limited to contractual claims, employment claims, joint venture claims, option claims, indemnity claims, and any claims arising under the laws of any state or country. The Agreement also is intended to settle and resolve permanently and forever any and all claims or potential claims that Windhorst has or potentially could have against Track arising from any issue related to Sabag, the Documents, the State Court Lawsuit, the Arbitration, the 1782 Action, the Employment Claims or otherwise. All of these claims shall collectively be referred to in this Agreement as the “Settled Claims.”

4. PAYMENT OBLIGATIONS

a.	Sabag shall be paid as described in the attached “Exhibit A,” which includes a payment by Track Group to Sabag in the sum of one million six hundred thousand dollars ($1,600,000),

b.

Payment of the Settlement Funds shall be made in U.S. dollars to Sabag within fourteen (14) calendar days of the Effective Date of this Agreement into the trust account (the “Reed Smith Trust Account”) identified in “Exhibit A.”

c.

Payment shall be made by deposit of Settlement Funds into the Reed Smith Trust Account and shall be held in trust by Reed Smith until 1) the dismissals are filed and 2) the confirmation pursuant to 8.e. has been made, after which funds shall be disbursed to Sabag.

d.

If for any reason the following provisions of this Agreement are not fully performed, 1) meaning that that the Settlement Funds are not all paid in full, 2) that the dismissals are not filed, or 3) that the confirmation pursuant to 8.e is not made, upon demand and within ten (10) business days of demand, Reed Smith shall return the Settlement Funds to the Party who has deposited the funds into the Reed Smith Trust account.

5. DISMISSALS

After the Effective Date and after all of the Settlement Funds have been deposited into the Reed Smith Trust Account, Sabag’s counsel shall within five (5) business days file a joint dismissal with prejudice of Sabag’s Arbitration claims and file a Joint Stipulation of Dismissal of the 1782 Action. Within five (5) business days after the Settlement Funds have been deposited, Sabag shall take any action necessary to withdraw his Employment Claims against Track or its subsidiary Track Group International, Ltd. and shall confirm in writing his intent not to pursue any Employment Claims.

6. RELEASES

The following releases are effective immediately upon the disbursement of the Settlement Funds out of the Reed Smith Trust Account pursuant to paragraph 4.c.

a.

Sabag Release. Sabag on behalf of himself and on behalf of each and every person or entity that could possibly claim by, through, or on behalf of Sabag RELEASES AND FOREVER DISCHARGES Track and Windhorst and each and every one of their respective heirs, administrators, executors, trustees, predecessors, successors, assigns, affiliates, subsidiaries, parent corporations, partners, affiliates, officers, directors, managers, members, shareholders, employees, agents, partners, attorneys, insurers, and representatives from any and all past, present or future claims, causes of action, suits, debts, accounts, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever, whether or not now known, suspected, or claimed, that exist in whole or in part as of the Effective Date of this Agreement, including but not limited to the Settled Claims as described above in this Agreement. This release does not extend to those obligations that are created by and set forth in this Agreement.

b.	Track and Windhorst Release of Sabag. Track and Windhorst on behalf of themselves and on behalf of each and every person or entity that could possibly claim by, through, or on behalf of Track or Windhorst, RELEASE AND FOREVER DISCHARGE Sabag and each and every one of his heirs, administrators, executors, trustees, predecessors, affiliates, successors, assigns, family members, employees, agents, partners, attorneys, insurers, and representatives from any and all past, present or future claims, causes of action, suits, debts, accounts, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever, whether or not now known, suspected, or claimed, that exist in whole or in part as of the Effective Date of this Agreement, including but not limited to the Settled Claims as described above in this Agreement. This release does not extend to those obligations that are created by and set forth in this Agreement.

c.

Track and Windhorst Release of Each Other.  Track and Windhorst on behalf of themselves and on behalf of each and every person or entity that could possibly claim by, through, or on behalf of Track or Windhorst, MUTUALLY RELEASE AND FOREVER DISCHARGE each other and each and every one of their respective heirs, administrators, executors, trustees, predecessors, affiliates, successors, assigns, family members, employees, agents, partners, attorneys, insurers, and representatives from any and all past, present or future claims, causes of action, suits, debts, accounts, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever, whether or not now known, suspected, or claimed, that exist in whole or in part as of the Effective Date of this Agreement, including but not limited to the Settled Claims as described above in this Agreement. This release does not extend to those obligations that are created by and set forth in this Agreement.

7. DENIAL OF LIABILITY

This Agreement shall not be construed as an admission of any fact, damage, liability, or wrongdoing by any of the Parties.

8. OTHER OBLIGATIONS OF THE PARTIES

a.

Cooperation. The Parties shall cooperate in good faith to take all reasonable and necessary actions to perform this Agreement in a prompt and timely manner, including but not limited to the execution of any documents necessary to affect the intent of this Agreement. Specifically, Sabag shall cooperate to allow the closure or winding down of Track Group International, Ltd.

b.

Confidentiality. To the extent legally permissible, the Parties shall keep the terms, details, facts and circumstances of this Agreement strictly and completely confidential. The Parties shall not voluntarily divulge any information to any third party, social media, web site, or publication, other than to their respective tax advisors and attorneys, unless required by law or a court order. The Parties may respond generally that the dispute was amicably resolved to the satisfaction of all Parties. The Parties acknowledge that Track is a public company and may have disclosure obligations to its shareholders and the public. Track may disclose the information, upon the advice of counsel, and in good faith, that is necessary to fulfill its legal duties and obligations without such disclosure being considered a breach of this Agreement.

c.

Non-disparagement. The Parties shall not publish any statement to any third party, including but not limited to any governmental entity, media, social media, web site, or other publication with the intent, for the purpose of, or with the effect of disparaging any of the other Parties.

d.

Covenant not to Pursue Legal or Equitable Claims. The Parties shall not initiate, prosecute, participate in, or enforce any legal or equitable action that is contrary to the terms and conditions or intent of this Agreement or otherwise required by law. The Parties acknowledge that the claims being released include all existing claims up to the Effective Date of this Agreement and they have voluntarily given up the right to pursue those claims in any forum or proceeding. The Parties expressly WAIVE any right to assert in the future any claims of any kind or nature whatsoever that may have existed up to and including the Effective Date of this Agreement, even it if they are not now known and regardless of the amount or extent of any damages.

e.

Return of Track Property. Within five (5) business days after the Settlement Funds have been deposited and prior to the disbursement of the Settlement Funds from the Reed Smith Trust Account, Sabag shall return or shall affirm under oath that he does not possess any physical property of Track, or its subsidiary Track Group International, Ltd., in his possession or control, including but not limited business equipment, credit cards, bank records, funds, keys, files, handbooks, letters, manuals, records and reports, lists, passwords, software, powerpoints, and any other physical items or documents relating to the business of Track (“Employment Track Group Property”). Employment Track Group Property does not include any or all documents produced in any legal proceedings or process, which shall be governed by the terms in which they were produced. Within five (5) business days after the Settlement Funds have been deposited and prior to the disbursement of the Settlement Funds, Sabag shall also permanently delete and shall affirm under oath that he has permanently deleted or does not have possession and control of any electronic information relating to Employment Track Group Property.

9. ENTIRE AGREEMENT AND ADVICE OF COUNSEL

This Agreement contains the entire agreement and understanding of the Parties with regard to the matters set forth in this Agreement. There are no other understandings or agreements relating to the subject matter of this Agreement. Specifically, all prior agreements, negotiations, representations, promises, etc., relating to the subject matter of this Agreement, including but not limited to the Settled Claims, are merged into and expressed by this Agreement. This Agreement has been negotiated by the Parties in good faith through their respective counsel. Each party has relied upon the advice of its own legal counsel and not upon the advice of the other Parties’ counsel.

10. COSTS, ATTORNEYS’ FEES, TAXES

Each of the Parties shall pay its own costs, attorneys’ fees, and taxes incurred in connection with this Agreement and the completion of any transactions contemplated by this Agreement. In the event there is a dispute relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its costs, expenses, and reasonable attorneys’ fees incurred in the dispute.

11. AMENDMENT AND WAIVER

This Agreement may not be amended or changed without written consent signed by all Parties.

12. SEVERABILITY

If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained therein shall not be affected or impaired thereby.

13. CONTROLLING LAW, INTERPRETATION, AND VENUE

This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The agreement shall be interpreted in a neutral manner and not for or against any party. Any issue or dispute relating to the creation, execution, interpretation, performance, or breach of this Agreement shall be submitted to the American Arbitration Association International Centre for Dispute Resolution under case number 01-20-0003-693.

14. SIGNATURES/ COUNTERPARTS

Each person signing this Agreement represents that he has been authorized to sign this Agreement on behalf of himself or the entity for which he is signing. Facsimile or electronic signatures be deemed to constitute original signatures and are binding on all parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

15. REVIEW AND ACKNOWLEDGEMENT

Each person signing this Agreement represents that he had fully and completely read this entire Agreement, that he understands all terms and conditions, that he intends to bind himself and any entity for which he is signing, and that he is voluntarily signing this Agreement.

Dated: June 6, 2022	Eli Sabag By: /s/ Eli Sabag
Printed: Eli Sabag

Dated: June 10, 2022	Track Group, Inc.

By: /s/ Guy Dubois Printed: Guy Dubois Its: Chairman

Dated: June 8, 2022	Lars Windhorst

By: /s/ Lars Windhorst Printed: Lars Windhorst

Dated: June 8, 2022	Sapinda Asia Limited By: /s/ Lars Windhorst Printed: Lars Windhorst Its: Director